EXHIBIT 10.8

                        Falcon Financial Consulting, LLC
                        Financing Finder's Fee Agreement

December 10, 2004
Siteworks Inc.

2534 N Miami Ave
Miami Florida 33127

Dear Mr.  Carl Nurse

This will confirm the terms of our mutual understanding and agreement ("Agreement") in connection with the efforts of Edward M. Liceaga ("Finder") to obtain financing for Siteworks Building and Development,

("Company") as follows:

         1. Appointment.

         The Company hereby authorizes Finder, on a nonexclusive basis, to identify investors, underwriters, joint venturers, lenders and/or guarantors (collectively "Investors") interested in providing Financing (as defined below) for the Company on terms acceptable to the Company and the Investors.

         However, it is agreed that the Finder shall have no continuing role or part of the negotiations or relationship between any Investors that the Finder identifies to the Company (apart from any rights granted under section 2); and that Finder is not now, nor shall it ever be, an agent of the Company. Finder specifically warrants and represents that he shall not represent himself as an agent of the Company and agrees to indemnify the Company for any liability, fees (including attorney's fees), costs or expenses, or settlements which the Company incurs as a result of any representation to third-parties by the Finder.

         It is understood that Finder is acting as a finder only, is not a licensed securities or real estate broker or dealer, and shall have no authority to enter into any commitments on the Company's behalf, or to negotiate the terms of Financing, or to hold any funds or securities in connection with Financing or to perform any act which would require Finder to become licensed as a securities or real estate broker or dealer.

         2. Compensation.

         If Financing is consummated by any Investor directed or introduced by Finder to the Company or through the efforts of Finder within the terms of this Agreement or any date after the terms of this agreement, then Finder shall be entitled to a cash fee as follows:

         3% of the total amount of financing

         "Financing", as used herein, shall mean all amounts furnished to or for the use of the Company with Investors directed or introduced by, or through the efforts of, Finder after the date of this Agreement, whether by investment in equity or debt securities of the Company, loans, loan commitments, guarantees of indebtedness, leasing, sale and leaseback, joint ventures or licensing.

         3. Fees.

         The fees due Finder as set forth in Section 2 above shall be paid by bank or cashier's check at the closing of Financing. In the event that a portion of the Financing is completed in delayed increments, the fee shall be paid pro-rata as each increment is advanced.

         4. Termination.

         This Agreement may be terminated upon 30 days written notice by either party by written notice to the other party in accordance with the notice provisions listed in section 7., but such termination shall not affect the obligation of the Company to pay the finder's fee hereunder as to Financing consummated indefinitely after such termination with any Investor directed or introduced by Finder to the Company or through the efforts of Finder prior to such termination.

         5. Accurate Information.

         The Company hereby represents and warrants that all information provided Finder pertaining to the Company shall be true and correct; and the Company shall hold Finder harmless from any and all liability, expenses or claims arising from the disclosure or use of such information.

         6. Applicable Law.

         This Agreement is governed by and construed under the laws of the State of California, and any action brought by either party against the other party to enforce or interpret this Agreement shall be brought in an appropriate court of such State in San Diego. In the event of any such action, the prevailing party shall recover all costs and expenses thereof, including reasonable attorney's fees from the losing party.

         7. Notices.

         Any notice, request, instruction or other document to be given under this Agreement by either party to the other party shall be in writing and (a) delivered personally; (b) sent by telecopy; (c) delivered by overnight express (charges prepaid); or (d) sent by registered or certified mail, postage prepaid:

         If to Company to:          2534 N Miami Ave
                                    Miami Florida 33127

         If to Finder to:           3850 Ingraham Street, #1-102
                                    San Diego, CA 92109
or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally, telecopied or sent by overnight express in the manner provided in this section 8 shall be deemed to have been duly given to the party to whom it is addressed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third business day after it is so placed in the mail.

         8. Complete Understanding.

         This Agreement and the Purchase Agreement constitute the entire agreement and understanding between the parties and supersedes all prior agreements and understanding, both written and oral, between the parties hereto with respect to the subject matter.

         9. Headings and Capitalized Terms.

         The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of its provisions

         10. Successors and Assigns.

         The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Neither Finder nor Company may assign their rights or delegate their obligations under this Agreement without the prior written consent of the other.

         11. Modification and Waiver.

         None of the terms or conditions of this Agreement may be waived except in writing by the party which is entitled to the benefits thereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by Finder and Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver.

         12. Invalid Provisions.

         If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions or of the same provision as applied to any other fact or circumstance and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable, as the case may be.

         If the foregoing correctly sets forth our Agreement, please sign and return the enclosed copy of this letter.
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                                       Sincerely,

                                       ____________________________________ss
                                       (Finder)ss Edward M. Liceaga
                                       Falcon Financial Consulting, LLC
                                       Its: President

AGREED TO AND ACCEPTED AS OF THE DATE HEREOF (Company) Siteworks, Inc.

By: _________________________________________
Ss/ Carl Michael Nurse
Its: President